ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT ("Agreement") is dated June 5, 2000, by and between eCom.com, Inc., a corporation with its principal business address at 650 West Georgia Street, Vancouver, B.C., Canada ("eCom") and Rukos Security Advice AG, a corporation with its representative address at Messe Turm, Box 23, 60308 Frankfurt/Main, Germany (the "Company"). Each of eCom and the Company is sometimes individually referred to herein as a "party," and eCom and the Company are sometimes collectively referred to herein as the "parties."

                                    BACKGROUND

The Company owns all proprietary software and software rights to the Web Crawler Search Engine "esearchb2b.com". eCom is a Colorado corporation, with its principal offices in Newport Beach, California. As of this date, eCom has 10 Billion (10,000,000,000) authorized shares of common stock, par value $0.01 per share ("eCom Common Stock"), of which 24,595,739 shares are outstanding, and 1,000,000 authorized shares of preferred stock, par value $100 per share ("eCom Preferred Stock"), none of which are outstanding.

eCom desires to acquire all of the proprietary software and software rights to the Web Meta Crawler Search Engine
"esearchb2b.com".

NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements hereinafter set forth, the parties hereby agree as follows:

                                 ARTICLE I
                  THE ACQUISITION AND RELATED MATTERS

1.1 Consideration. eCom shall pay the Company U.S. $1,250,000 subject to the completion of a financing by eCom.

1.2  Payment: At the Acquisition Effective Time, by virtue of the
Acquisition and without any action on the part of the Company or eCom and subject to 1.1 above, eCom agrees to pay the purchase price to the Company:

(a) The Company shall deliver to eCom all of the proprietary software and software rights and all rights title and interest in and to the said Web Crawler and internet web site
"esearchb2b.com".

(b) The Company, holders of all rights title and interest in and to the said Web Crawler and internet web site "esearchb2b.com", shall cease to have any rights as owners of the said Web Crawler and internet web site "esearchb2b.com".

1.3 Authorization for Issuance of eCom Common Stock to finance the acquisition of all rights, title, income and interest in and to the said Web Crawler and internet web site
"esearchb2b.com";

(a) eCom shall reserve for issuance a sufficient number of shares of eCom Common Stock for financing this Acquisition in accordance with this Agreement.

(b) After the Acquisition Effective Time, eCom shall become holders of all rights, title, income and interest in and to the said Web Crawler and internet web site "esearchb2b.com" and shall be entitled to receive all rights, title, income and interest in and to the said Web Crawler and internet web site "esearchb2b.com";

1.4 Cooperation. The parties shall cooperate in the preparation and submission by them, as promptly as reasonably practicable, of such applications, petitions, and other filings as any of them may reasonably deem necessary or desirable to or with any regulatory or governmental authorities for the purpose of obtaining any approvals or consents necessary to consummate the Acquisition, including, but not limited to, obtaining consents to assignments of product licenses. Each party will have the right to review and comment on such applications, petitions, and filings in advance and shall furnish to the other copies thereof promptly after submission. Each party agrees to consult with the other with respect to obtaining all necessary consents and approvals, and each will keep the other apprized of the status of matters relating to such approvals and consents. At the date hereof, no party is aware of any reason that any approval required to be obtained by it would not be obtained.

1.5  Closing.  Closing (the "Closing") shall take place on June
5, 2000 at the principal office of eCom, or at such other place as the parties agree, at which the parties will exchange certificates, opinions, letters, payment and other documents as required.

1.6 At Closing, eCom shall pay to the Company the non refundable sum of $50,000, and shall thereafter pay the balance of $1,200,000 to the Company as per the terms of the Agreement.

                            ARTICLE II
                REPRESENTATIONS AND WARRANTIES

eCom represents and warrants to the Company, except as disclosed in the Disclosure Schedule delivered by it to eCom pursuant to this article herein, as follows:

2.1 Organization, Good Standing, Authority, Insurance, Etc. It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. It has all requisite power and authority and, to the extent required by applicable law, is licensed to own, lease and operate its properties and conduct its business as it is now being conducted. It has delivered or made available to eCom a true, complete and correct copy of its articles of incorporation, certificate of incorporation or other organizing document and of its bylaws, as in effect on the date of this Agreement. Its minute books contain complete and accurate records of all meetings and other corporate actions taken by its stockholders and Board of Directors (including the committees of such Board).

2.2 Capitalization. Its authorized capital stock and the number of issued and outstanding shares of its capital stock as of the date hereof are accurately set forth in the recitals in this Agreement. All outstanding shares of its common stock are duly authorized, validly issued, and fully paid, non-assessable and free of preemptive rights. As of the date of this Agreement, there are no options, convertible securities, warrants or other rights (preemptive or otherwise) to purchase or acquire any of its capital stock from it and no oral or written agreement, contract, arrangement, understanding, plan or instrument of any kind to which it is subject with respect to the issuance, voting or sale of issued or unissued shares of its capital stock. Only the holders of its common stock have the right to vote at meetings of its stockholders on matters to be voted thereat.

2.3  Absence of Changes.

(a) Since its incorporation there has been no material adverse change affecting it. There is no occurrence, event, or development of any nature existing or, to its best knowledge, threatened which may reasonably be expected to have a material adverse effect upon it.

(b) Since its incorporation it has owned and operated its assets, properties and businesses in the ordinary course and consistent with past practice.

2.4 Information Statement. This Agreement, with respect to all information set forth therein relating to it and/or its common stock, this Agreement, the Acquisition and the other transactions contemplated hereby, will:

(a) Comply in all material respects with applicable provisions of law; and

(b) Not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to avoid making the statements contained therein, in light of the circumstances under which they are made, misleading.

(c) Notwithstanding the foregoing, the Company makes no representations or warranties regarding information in the Information Statement pertaining to eCom.

2.5 Litigation and Other Proceedings. Except for matters which would not have a material adverse effect on it, it is not a defendant in, nor is any of its property subject to, any pending or, to its best knowledge, threatened claim, action, suit, investigation or proceeding or subject to any judicial order, judgment or decree.

2.6 Compliance with Law.

(a) It is in compliance in all material respects with all laws, regulations, ordinances, rules, judgments, orders, or decrees applicable to its respective operations or businesses.

(b) It has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all federal, state, local and foreign governmental or regulatory bodies that are required in order to permit them to carry on its respective businesses as they are presently being conducted.

(c) Since its incorporation, it has not received any notification or communication from any governmental or regulatory entity (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances that such governmental or regulatory entity administers or enforces; (ii) threatening to revoke any license, franchise, permit or authorization; or (iii) threatening or contemplating any enforcement action by a state or federal regulator (nor, to the knowledge of its executive officers, do any grounds for any of the foregoing exist).

2.7  Corporate Actions.

(a) Its Board of Directors has (i) duly approved the Acquisition, this Agreement, and authorized its officers to execute and deliver this Agreement, and to take all action necessary to consummate the Acquisition and the other transactions contemplated hereby.

(b) Its Board of Directors has taken all necessary action to exempt this Agreement, and the transactions contemplated hereby and thereby from, and this Agreement, and the transactions contemplated hereby and thereby are exempt from, (i) any applicable state takeover laws, (ii) any state laws limiting or restricting the voting rights of stockholders, (iii) any state laws requiring a stockholder approval vote in excess of the vote normally required in transactions of similar type not involving a "related person@, "interested stockholder" or person or entity of similar type and (iv) any provision in its articles of incorporation, certificate of incorporation, charter or bylaws,
(A) restricting or limiting stock ownership or the voting rights of stockholders or (B) requiring a stockholder approval vote in excess of the vote normally required in transactions of similar type not involving a "related person", "interested stockholder" or person or entity of similar type.

2.8 Material Contract Defaults. Neither it nor any other party is in default in any respect under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected or under which it or its assets, business or operations receive benefits, which default is reasonably expected to have either individually or in the aggregate a material adverse effect on it, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

2.9  Tax Matters.

(a) It has duly and properly filed all federal, state, local and other tax returns and reports required to be filed by it and has made timely payments of all taxes due and payable, whether disputed or not and it has no agreement for the extension of time for the assessment or payment of any taxes payable. Neither the Internal Revenue Service nor any other taxing authority is now asserting or, to its best knowledge, is threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith), nor is it aware of any basis for any such assertion or claim. It has complied in all material respects with applicable Internal Revenue Service backup withholding requirements. It has complied with all applicable state law tax collection and reporting requirements.

                              ARTICLE III
                               COVENANTS

3.1 Investigations; Access and Copies. Between the date of this Agreement and the Acquisition Effective Time, the Company agrees to give eCom and its respective representatives and agents full access (to the extent lawful) to all of the premises, books, records and employees of it at reasonable times and to furnish to eCom and its respective agents or representatives access to and true and complete copies of such financial and operating data, all documents with respect to matters to which reference is made in Article II of this Agreement or on any list, schedule or certificate delivered or to be delivered in connection herewith and such other documents, records, or information with respect to its businesses and properties as eCom or its respective agents or representatives shall from time to time reasonably request; provided however, that any such inspection (a) shall be conducted in such manner as not to interfere unreasonably with the operation of the business of the entity inspected and (b) shall not affect any of the representations and warranties hereunder. One representative of eCom shall be permitted to attend all meetings of the Company's board of directors (except for any portion of such meetings which relates to the transactions contemplated by this Agreement or such other matters deemed confidential). Each party will also give prompt written notice to the other party of any event or development which, had it existed or been known on the date of this Agreement, would have been required to be disclosed under this Agreement, or would cause any of its representations and warranties contained herein to be inaccurate or otherwise materially misleading, or which materially relates to the satisfaction of the conditions set forth in Article IV of this Agreement. Notwithstanding anything to the contrary herein, neither party hereto shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the entity in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement or, in the event of any litigation or threatened litigation between the parties over the terms of this Agreement, where access to information may be adverse to the interests of such party. To the extent reasonably practicable, the parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

3.2 Conduct of Business. Between the date of this Agreement and the Acquisition Effective Time or the termination of this Agreement, each party agrees:

(a) That it shall (i) except as contemplated in this Agreement conduct its business only in the ordinary course consistent with past practices, (ii) maintain its books and records in accordance with past practices and (iii) use all reasonable efforts to preserve intact its business organizations and assets, to maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates and to take no action that would (A) adversely affect its ability to obtain consents and approvals or which would reasonably be expected to hinder or delay receipt of the Governmental Approvals or (B) adversely affect its ability to perform its obligations under this Agreement, or;

(b) That it shall not: (i) declare, set aside or pay any dividend or make any other distribution with respect to its capital stock, (ii) reacquire or buy any of its outstanding shares; (iii) issue or sell any shares of its capital stock; (iv) effect any stock split, stock dividend, reverse stock split or other reclassification or recapitalization of its common stock; or (v) grant any options or issue any warrants exercisable for or securities convertible or exchangeable into its capital stock or grant any stock appreciation or other rights with respect to its shares of capital stock.

(c) That it shall not: (i) sell, dispose of or pledge any of its significant assets or borrow funds in consistent with the provisions of this Agreement; (ii) merge or consolidate into another entity or acquire any other entity, or acquire any significant assets; (iii) change its articles of incorporation or certificate of incorporation, charter, bylaws or other governing instruments, except, in the case of eCom, as contemplated by this Agreement, (iv) form any new subsidiary, (v) engage in any off balance sheet arrangement, (vi) engage in any activity not contemplated by its written business plan in effect on the date hereof, (vii) purchase any equity securities or assume any indebtedness; (viii) authorize capital expenditures other than in the ordinary and usual course of business; or (ix) implement or adopt any change in its accounting principles, practices or methods other than as may be required by generally accepted accounting principles consistently applied. The limitations contained in this Section 3.2(c) shall also be deemed to constitute limitations as to the making of any commitment with respect to any of the matters set forth in this Section 3.2(c).

(d) That it shall not: (i) grant any general increase in compensation or benefits to its employees or officers or pay any bonuses to its employees or officers except in accordance with policies in effect on the date hereof; (ii) enter into, extend, renew, modify, amend or otherwise change any employment or severance agreements with any of its directors, officers or employees; (iii) grant any increase in fees or other increases in compensation or other benefits to any of its present or former directors in such capacity; or (iv) establish or sponsor any new Employee Plan or Benefit Arrangement or effect any change in its Employee Plans or Benefit Arrangements.

3.3 Stockholder Approvals. Each of the parties hereto each have the necessary approvals from their stockholders for the purpose of executing this Agreement and related matters, as referred to in Section 1.5 hereof.

3.4 Publicity. Between the date of this Agreement and the Acquisition Effective Time, neither party shall, without the prior approval of the other party, issue or make, or permit any of its directors, employees, officers or agents to issue or make, any press release, disclosure or statement to the press or any third party with respect to the Acquisition or the other transactions contemplated hereby, except as required by law. The parties shall cooperate when issuing or making any press release, disclosure or statement with respect to the Acquisition or the other transactions contemplated hereby.

3.5 Cooperation Generally. Between the date of this Agreement and the Acquisition Effective Time, the parties use their best efforts, and take all actions necessary or appropriate, to consummate the Acquisition and the other transactions contemplated hereby at the earliest practicable date.

                           ARTICLE IV
     CONDITIONS OF THE ACQUISITION; TERMINATION OF AGREEMENT

4.1 General Conditions. The obligations of each party to effect the Acquisition shall be subject to the satisfaction (or written waiver by such party, to the extent such condition is waivable) of the parties.

4.2 Conditions to Obligations of the Company. The obligations of the Company to effect the Acquisition and the other transactions contemplated hereby shall be subject to the satisfaction of eCom or waiver by the Company of the following additional conditions before the Acquisition Effective Time:

(a)  No Material Adverse Effect.  Between the date of this
Agreement and the Closing, eCom shall not have been affected by any event or change that has had or caused a material adverse effect or material adverse change on it.

(b)  Representations and Warranties to be True; Fulfillment of
Covenants and Conditions.

(i) The representations and warranties of the Company shall be true and correct as of the date hereof and at the Acquisition Effective Time with the same effect as though made at the Acquisition Effective Time (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) except where the failure to be true and correct would not have, or would not reasonably be expected to have, a material adverse effect on eCom;

(ii) The Company shall have performed all obligations and complied with each covenant, in all material respects, and satisfied all conditions under this Agreement on its part to be satisfied at or before the Acquisition Effective Time; and

(c) No Litigation. eCom shall not be subject to any pending litigation that, if determined adversely to eCom, would have a material adverse effect on eCom.

(d) eCom Preferred Stock. No shares of eCom Preferred Stock shall be issued or outstanding.

4.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Acquisition and the other transactions contemplated hereby shall be subject to the satisfaction of or written waiver by the Company of the following additional conditions before the Acquisition Effective Time:

(a)  No Material Adverse Effect.  Between the date of this
Agreement and Closing, Esearchb2b shall not have been affected by any event or change that has had or caused a material adverse effect or material adverse change on it.

(b)  Representations and Warranties to be True; Fulfillment of
Covenants and Conditions.

(i) The representations and warranties of the Company shall be true and correct as of the date hereof and at the Acquisition Effective Time with the same effect as though made at the Acquisition Effective Time (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) except where the failure to be true and correct would not have, or would not reasonably be expected to have, a material adverse effect on the Company.

(ii) The Company shall have performed all obligations and complied with each covenant, in all material respects, and satisfied all conditions under this Agreement on its part to be satisfied at or before the Acquisition Effective Time; and

(c) No Litigation. The Company shall not be subject to any pending litigation that, if determined adverse, would have a material adverse effect on the Company.

4.4  Termination of Agreement and Abandonment of Acquisition.
This Agreement may be terminated at any time before the Acquisition Effective Time, whether before or after approval thereof by the stockholders of eCom or the Company, as provided below:

(a) Mutual Consent. By mutual consent of the parties, evidenced by their written agreement.

(b) Conditions to Performance Not Met. Upon delivery of written notice of termination to the Company if any event occurs which renders impossible satisfaction in any material respect of one or more of the conditions to the obligations of the Company to effect the Acquisition set forth in Sections 4.1 and 4.2 and noncompliance is not waived in writing by eCom.

(i) Conditions to the Company Performance Not Met. By the Company upon delivery of written notice of termination to eCom if any event occurs which renders impossible satisfaction any material respect of one or more of the conditions to the obligations of eCom to effect the Acquisition set forth in Sections 4.1 and 4.3 and noncompliance is not waived in writing by the Company

(ii) Breach. By the Company if there has been a material breach of eCom's representations and warranties (as contemplated in this Agreement), covenants or agreements set forth in this Agreement of which written notice has been given and which has not been fully cured or cannot be fully cured within the earlier of (i) five days of receipt of such notice or (ii) five days prior to the Closing and which breach would, in the reasonable opinion of the Company, individually or in the aggregate, have, or be reasonably likely to have, a material adverse effect on eCom.

(iii) Breach. By eCom if there has been a material breach of the Company's representations and warranties (as contemplated in this Agreement), covenants or agreements set forth in this Agreement of which written notice has been given and which has not been fully cured or cannot be fully cured within the earlier of (i) five days of receipt of such notice or (ii) five days prior to the Closing and which breach would, in the reasonable opinion of the Company, individually or in the aggregate, have, or be reasonably likely to have, a material adverse effect on eCom.

                           ARTICLE V
      TERMINATION OF OBLIGATIONS; PAYMENT OF EXPENSES

5.1 Termination; Lack of Survival of Representations and Warranties. In the event of the termination and abandonment of this Agreement pursuant to Section 4.4 hereof, this Agreement shall become void and have no effect, except (i) the provisions of Sections 3.5 (Publicity), 5.2 (Payment of Expenses) or 7.2 (Confidentiality) hereof shall survive any such termination and abandonment, and (ii) a termination pursuant to Section 4.4(d)(e) of this Agreement shall not relieve a party from liability for any uncured intentional and willful breach of a representation, warranty, covenant or agreement giving rise to such termination.

5.2 Payment of Expenses. Each party shall bear and pay all costs and expenses incurred by it or on its behalf concerning the transactions contemplated hereby.

                             ARTICLE VI
             CERTAIN POST-ACQUISITION AGREEMENTS

6.1  Indemnification.  From and after the Acquisition Effective
Time, there shall be no indemnification Agreements.

                             ARTICLE VII
                               GENERAL

7.1 Amendments. Subject to applicable law, this Agreement may be amended by an agreement in writing executed in the same manner as this Agreement and authorized or ratified by the signatories hereto, provided that after the approval of this Agreement by the parties, no such amendment may change the amount or form of the consideration to be delivered hereunder pursuant to Article I herein without their approval.

7.2 Confidentiality. All information disclosed by any party to any other party, whether prior or subsequent to the date of this Agreement including, without limitation, any information obtained pursuant to Section 3.1 hereof, shall be kept confidential by such other party and shall not be used by such other party otherwise than as herein contemplated. In the event of the termination of this Agreement, each party shall use all reasonable efforts to return upon request to the other party all documents (and reproductions thereof) received from such other party (and, in the case of reproductions, all such reproductions) that include information subject to the confidentiality requirement set forth above.

7.3 Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Nevada without taking into account any provision regarding choice of law, except to the extent certain matters may be governed by federal law by reason of preemption.

7.4 Governing Jurisdiction & Venue. Litigation arising out of this Agreement shall be resolved in either the Circuit Court of the State of Nevada, or, to the extent required, in the Federal
District Court, Nevada.

7.5 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if sent by registered mail or certified mail, postage prepaid, addressed, as follows:

If to the Company, to

Rukos Security Advice AG
c/o Terry Brinker.
Messe Turm, Box 23
60308 Frankfurt/Main
Germany

If to eCom, to

eCom.com, Inc.
3900 Birch Street, Suite 113
Newport Beach, CA 92660

or such other address as shall be furnished in writing by either party to the other, and any such notice or communication shall be deemed to have been given two business days after the date of such mailing (except that the notice of change of address shall not be deemed to have been given until received by the addressee). Notices may also be sent by e-Mail, facsimile or hand delivery and in such event shall be deemed to have been given as of the date received by the addressee.

7.6 No Assignment. This Agreement may not be assigned by any party hereto, by operation of law or otherwise, except as set forth in this agreement.

7.7 Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

7.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party. Facsimile signatures shall be considered to be original for this Agreement.

7.9 Construction and Interpretation. Except as the context otherwise requires, all references herein to any state or federal regulatory agency shall also be deemed to refer to any predecessor or successor agency, and all references to state and federal statutes or regulations shall also be deemed to refer to any successor statute or regulation.

7.10 Entire Agreement. This Agreement, together with any schedules, lists, exhibits and certificates required to be delivered hereunder, and any amendment hereafter executed and delivered in accordance with Section 7.1, constitutes the entire agreement of the parties and supersedes any prior written or oral agreement or understanding among any parties pertaining to the Acquisition.

7.11 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law then such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of the Agreement.

7.12 No Third Party Beneficiaries. Nothing in this Agreement shall entitle any person (other than the parties hereto and their respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind, except for those provisions which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons, including without limitation, as provided in Section 6.1.

IN WITNESS WHEREOF, each party has caused this Agreement to be executed on its behalf by its duly authorized officers as of the date set forth above.

                                    eCom.com, Inc.


                                    By: /s/ Sidney B. Fowlds
                                    Sidney B. Fowlds, President


                                    Rukos Security Advice AG


                                    By: /s/ Terry Brinker
                                    Terry Brinker, Director